Exhibit G

City of Buenos Aires, January 28, 2010

The Republic of Argentina
Secretary of Finance
Ministry of Economy and Public Finance

I write you in my capacity as Legal Undersecretary of the Ministry of Economy and Public Finance of the Republic of Argentina (“Argentina”) and in connection with the Registration Statement (file no. 333-163784) (as amended, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) on December 16, 2009 under Schedule B of the Securities Act of 1933, as amended, (the “Securities Act”), pursuant to which Argentina proposes to issue and sell from time to time an aggregate amount of U.S.$ 15,000,000,000 (or its equivalent in one or more currencies or currency units) of its debt securities, warrants and/or units (the “Securities”) in the United States.

The present opinion is being delivered to you solely upon the examination of the documents listed below, and in accordance with relevant Argentine law in force as of the date hereof; therefore, I express no opinion other than as to the laws of Argentina. I have assumed for the purpose of this opinion (except for the matters of which I have personal knowledge): (a) that each of the documents I examined in rendering this opinion and all other documents to be executed and delivered in connection with the issuance and sale of the Securities (other than by Argentina) have been or will be duly authorized, executed and delivered by the appropriate party or parties thereto (other than Argentina) and that each such party (other than Argentina), has all the necessary power, authority and legal right to enter into such documents to which it is a party and to perform its obligations under teach of the documents to which it is a party; (b) the authenticity of all documents examined by me (and the completeness and conformity to the originals of any copies thereof submitted to me) and the genuineness of all signatures (other than signatures of officials of Argentina); and (c) the accuracy as to factual matters of each document I have reviewed. In particular, to the extent that New York or United States Federal law, are relevant to the opinion expressed below, I have relied, without making any independent investigation, on the opinion of Cleary Gottlieb Steen & Hamilton LLP, special United States counsel to Argentina.

In arriving at the opinion expressed below, I have reviewed the following provisions, laws, decrees, regulations, documents and instruments:

(i)           the Registration Statement;

(ii)           the trust indenture dated June 2, 2005, between Argentina, as issuer, and The Bank of New York, as trustee (the “Trust Indenture”), incorporated by reference as an exhibit to the Registration Statement;

(iii)           the forms of Securities included as exhibits to the Trust Indenture;

(iv)           all relevant provisions of the Constitution of the Nation of Argentina and all relevant laws and orders of Argentina and other governmental acts under which the issuance of the Securities has been authorized, including, but not limited to, the following (English translations of which are attached as exhibits hereto):

1.	The Constitution of the Nation of Argentina, in particular Article 99(1);

2.	the Civil Code of the Republic of Argentina, in particular Articles 2337 and 2340;

3.	the code of Civil and Commercial Procedures of the Republic of Argentina, in particular, Articles 1, 2, 517, 518, and 519;

4.	Permanent Supplementary Budget Law No. 11,672, in particular Articles 40, 44, and 131 to 136;

5.	Law 24,156 of Financial Administration of the Public Sector, in particular, Articles 60, 61 and 65;

6.	Law 23,928, as amended, in particular Articles 4, 5 and 6;

7.	Presidential Decree No. 1,344 dated October 4, 2007, in particular, Article 63;

8.	Presidential Decree No. 1953 dated December 9, 2009, in particular, Articles 1 and 3; and

9.	all such documents, instruments and rules as I have deemed necessary as a basis for the opinion hereinafter expressed.

Based on the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that under and with respect to the present laws of Argentina, the Securities, when duly authorized, executed and delivered by Argentina pursuant the Trust Indenture, and assuming due authentication thereof by the trustee pursuant to the Trust Indenture, will constitute valid and legally binding obligations of Argentina.

I hereby consent to the filing of this opinion with the Registration Statement and to the reference to me under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statements and in any prospectus supplement relating to the offer of the Securities.

Very truly yours,

By	/s/ Horacio Pedro DIEZ
Name:	Horacio Pedro DIEZ
Title:	Legal Undersecretary of the Ministry of Economy and Public Finance

2

THE CONSTITUTION OF THE NATION OF ARGENTINA
(English Translation)

Article 99(1)

The President of the Nation has the following powers:

1.           Is the supreme authority of the Nation, and the head of the government with responsibility for the general administration of the country.

THE CIVIL CODE OF THE REPUBLIC OF ARGENTINA
(English Translation)

Article 2337

Things that are outside the realm of commerce either because of their absolute or relative inalienability.  The following items are absolutely inalienable:

1.           items whose sale or disposition is expressly forbidden by law.

2.           items whose disposition is forbidden by agreement between human beings or provisions of wills in as much as this Code allows such prohibitions.

Article 2340

The following is deemed property of the public domain:

1.           territorial seas up to the distance established by special laws, notwithstanding the jurisdictional power over the adjacent area;

2.           interior seas, bays, inlets, ports and anchorages;

3.           rivers, their beds, other waters that flow through natural beds and any other waters which have or acquire the capacity to satisfy uses of general interest including undersurface waters, notwithstanding the regular exercise of the property owner’s right to extract as much undersurface waters as he wishes and subject to regulations;

4.           seashores and internal banks of rivers, being understood as such the area washed or emptied by waters during normal rising tides or common average floods;

5.           the navigable lakes and their beds;

6.           the existing islands or those that form in the territorial sea or any clay of river, or in the navigable lakes, when they do not belong to private individuals;

7.           the streets, plazas, roads, canals, bridges, and whichever other public work constructed for the common use or comfort;

8.           the official documents of State entities;

9.           the ruins and fields of archeological or scientific paleontological interest

THE CODE OF CIVIL AND COMMERCIAL PROCEDURES OF
THE REPUBLIC OF ARGENTINA

(English Translation)

Article 1

The jurisdiction of the national courts is unextendible.

Notwithstanding what is provided in international treaties and article 12, section 4, Law 48, territorial competency in exclusively property related matters is an exception to the above and may be extended by agreement of parties.  If these are international matters, jurisdiction may be extended even in favor of foreign judges or arbitrators acting outside of the Republic, except in those cases in which the Argentine courts have exclusive jurisdiction or when the extension of jurisdiction is prohibited by law

Article 2

The extension will be acted upon if it arises from a written agreement by means of which the interested parties explicitly manifest their decision to subject to the jurisdiction of a specific tribunal.  Likewise, the claimant by virtue of initiating a legal action and the defendant when answering it may oppose previous demurrers without joining the declinatory plea.

Article 517

Judgments of foreign courts shall have enforceability as provided for in the treaties executed with the country in which such judgments were given.

When no controlling treaties exist, there will be seizure if the parties agree on the following requisites:

1.           That the judgment rendered in accordance with the authority of the court in the state in which it has been pronounced is issued by a competent tribunal according to Argentine international jurisdictional regulations and is a result of a personal lawsuit or a lawsuit over property if such property has been transferred to the Republic during or after the proceeding conducted in the foreign country;

2.           That the defendant against whom the judgment is intended to be executed, has been served with process and has been allowed to present a defense;

3.           That the judgment meets the requirements necessary to be considered enforceable in the location in which it would have been rendered and the conditions of authenticity required by the national law;

4.           That the judgment does not contravene the public policy principles of Argentine law;

5.           That the judgment is not incompatible with another judgment pronounced, either before or simultaneously, by an Argentine tribunal.

Article 518

The enforceability of a judgment of a foreign court shall be requested before the corresponding judge of first instance, by filing an authenticated and translated copy of it and a copy of proceedings that demonstrate that the judgment is final and that the rest of the requisites are complied with, if that information is not evident in the judgment.

For the proceedings of the exequatur, the rules of the motions shall apply.

If the execution is attested, it will proceed according to the established manner for judgments pronounced by Argentine tribunals.

Article 519

When the authority of a foreign judgment is invoked in trial, such a judgment would be enforceable only if all the requisites of article 517 are satisfied.

PERMANENT SUPPLEMENTARY BUDGET LAW NO. 11,672
(English Translation)

Article 40

Should it be desirable to facilitate the capital movements in the domestic or external markets, with the purpose of establishing or extending the public services or activities which are directly or indirectly related to such services by means of legally authorized works or projects, or making investments fundamental to the economic development of the country, declared by law or the National Executive Power to be of national interest, the National Executive Power is hereby authorized to assess loans from international economic-financial institutions of which the Argentine Republic is a member provided such loans conform to the usual terms and conditions and to the stipulations contained in their respective basic covenants and debt regulations.

The National Executive Power is hereby authorized to submit possible disputes with foreign persons to judges from other jurisdictions, arbitration courts with designated impartial arbitrators or the International Court of Justice in The Hague

Article 44

The Secretariat of the Treasury and the Secretariat of Finance, both under the Ministry of Economy and Production, are hereby authorized to engage in liability management transactions, whichever the instrument applied. Such transactions may include public debt restructuring under article 65 of National Public Sector Financial Management and Controlling System Law, Law No. 24,156; any purchase, sale and/or exchange of financial instruments, such as bonds; shares; currency, interest or securities swaps; any call and put options on financial instruments and any other financial transaction usually carried out in derivatives markets. Such transactions may be made through ad hoc entities. Options referred to hereunder shall not be covered by provisions under Decree No. 1023, dated August 31, 2001, as amended. Expenses and interest related to these transactions shall be recorded under Jurisdiction 90 – Public Debt Service.

In pricing the transactions, values existing in markets shall be taken into account and/or specific mechanisms usually applied shall be used for each transaction.

Instruments acquired through theses transactions or by selling assets may be kept in the portfolio in order to use them in swaps, options, conversions and such other transactions as are usually carried out in the markets.

If in any such transactions a counterpart of the Secretariat of the Treasury and the Secretariat of Finance, both under the Ministry of Economy and Production, is subject to any procedure governed by Law No. 24,522 or under the provisions of articles 34, 35 bis, 44, 48, 50 and subsequent articles of Law No. 21,526 as amended, and to which provisions under Law No. 24,522 apply, the following shall not be applicable:

(a) Article 118, paragraph 3, of Law No. 24,522 with respect to and to the extent of any additional guarantees created by the State counterpart after one or more transactions due to a variation in the market value of any asset(s) associated to such transactions if the obligation to create such additional guarantees had been agreed to before or at the time the respective transaction(s) were carried out;

(b) Articles 20, 130, 144 and 145 of Law No. 24,522, providing for the exercise by the State of its contractual rights to early termination of such transactions, to offset reciprocal credits and debits at the values contractually agreed by the parties and to execute the relevant guarantees.

Additionally, within the powers vested under this article, the Secretariat of the Treasury and the Secretariat of Finance, both under the Ministry of Economy and Production, may carry out credit assignment and/or disposition transactions against individuals, whether arising from credits accrued or payments of fiscal or pension system debts made under easy terms, through any means accepted in domestic or foreign financial markets.

Such transactions shall not be deemed public credit transactions and accordingly shall not be subject to any limits imposed under Article 60 of the National Public Sector Financial Management and Controlling System Law, Law No. 24,156.

Article 131

Funds, assets and any other financial instruments allocated to the performance of Public Sector budgets, whether in the form of cash, bank deposits, bonds, issued securities, third party obligations and, generally, any other method of payment used to settle expenses included in the National General Budget may not be attached and no decision whatsoever shall be admitted that may in any way affect the unrestricted use of the respective funds and securities by its holder(s).

Whoever may have taken notice, due to his official capacity, of any judicial action related to the subject matter of this law, will inform the Court that under the provisions of this law such action may not be sustained.

In those judicial actions in which the Court, upon the effectiveness of Law No. 24,624, has  ordered the execution of the measures encompassed in the preceding provisions, having the relevant resources been transferred to judicial accounts, the representatives of the National State acting in the respective judicial action will solicit the restitution of said transfers to the original accounts and registers, unless such executions were valid, final and consented to prior to the effective date of Law No. 24,624.

Article 132

Judicial decisions against the National State or any other entity or agency in the National Public Sector, for the payment of moneys or otherwise when compliance therewith implies any payment of moneys, will be satisfied under the authorizations for expenses contained in the different Jurisdictions and Entities under the General Budget of the National Administration, without prejudice to the maintenance of the regime established under Laws No. 23,982 and 25,344.

In the case in which the Budget lacks the required budgetary credit to satisfy the judgment during the corresponding fiscal year, the National Executive Power shall make the necessary provisions for the judgment in the following fiscal year, to which effect the sued Jurisdictions and Entities should take due notice of the unfavorable judgment prior to July 31 in the year the draft was submitted, with the list of final judgments to be included in such draft being submitted to the Secretariat of the Treasury under the Ministry of Economy prior to August 31 in the same year, in accordance with guidelines established each year by said Secretary for elaborating the Draft Budget of the National Administration.

Resources allocated each year by the National Congress shall be applied to payment of the unfavorable judgments by each Financial Administrative Service and in the strict order of the dates of judicial notification of the action and until the assigned resources are exhausted, with the remaining judgments being paid with resources to be allocated in the following fiscal year.

Article 133

Judicial judgments not covered by Law No. 23,982, by reason of the date of the case or title of the obligation or any other circumstances, issued against public companies, corporations the majority of which is owned by the government, mixed economy companies, State enterprises and any other entity or business or corporate organization in which the National State or any of its agencies, whatever its nature, have full or partial ownership, may not, under any circumstances, be executed against the National Treasury, on account that the State’s liability is limited to its capital contribution or share in such business organizations.

Article 134

The obligation to provide the National Congress the communication, required under Article 22 of Law No. 23,982 regarding the non-attachable nature of funds, securities and other financial instruments allocated to the execution of the budget of the National Public Sector under the provisions of Article 19 of Law No. 24,624, shall be deemed fulfilled upon delivery of a certification issued in each case by the administrative-accounting service of the agency or entity involved.

Article 135

Non-attachability established under Article 19 of Law No. 24,624, shall apply whenever there subsist final unfavorable judgments that may not be settled as a result of the depletion of resources allocated under the Budget Law. Such circumstance shall be evidenced by a certification issued in each case by the administrative-accounting service mentioned in the above article.

Having complied with the communication established under Article 22 of Law No. 23,982, under no circumstances shall the claim be executed until the following fiscal period has elapsed or the period subsequent to that in which the claim could not be settled on account of the depletion of the budget appropriation allocated by the National Congress.

Article 136

Any attachment on funds, securities and other financial instruments applied to the execution of the National Public Sector budget shall automatically cease in all cases in which the relative agency or entity proves, through the above mentioned certifications, that it has delivered the communication provided under Article 22 of Law No. 23,982 and the depletion of resources allocated under the Budget Law.

Anybody failing to comply with a judicial order contravening the provisions of this article shall not incur in any liability whatsoever, by notifying the court of the reasons impeding compliance with the judicial order.

LAW 24,156 OF FINANCIAL ADMINISTRATION OF THE PUBLIC SECTOR
(English Translation)

Article 60

The entities of the national administration will not be able to finalize any operation relating to the public credit that is not contemplated in the general budget law of the relevant year or in a specific law.

The general budget law must indicate at a minimum the following characteristics of the authorized pubic credit operations:

— Debt type, specifying if considered internal or external;

— Maximum authorized sum for the operation;

— Minimum term of amortization;

— Financial destination.

If the public credit operations of the national administration do not have authorization in the general budget law of the relevant year, they will need a law that expressly authorizes them.

Exempting the execution of arrangements established prior to this article, the operations of the public credit are those executed by the National Executive Power with international financial entities which the Nation is part of.

Article 61

In the event that transactions relating to the public credit increase the amount of external public debt before such operation may be finalized, the public sector entity issuing or contracting such obligation shall be subject to the opinion of the Central Bank of the Republic of Argentina upon the effect of such transaction on the balance of payments.

Article 65

The National Executive Power shall be entitled to enter into public credit transactions for public debt restructuring purposes as well as with respect to guarantees issued under the provisions of Articles 62 and 64, through their consolidation, conversion or renegotiation to the extent that such transactions imply an improvement in the amounts, terms and/or interest of the original transactions.

In the case of public debt and guarantees issued under the provisions of Articles 62 and 64, in respect of which the Coeficiente de Estabilización de Referencia (CER) is

 applicable, the National Executive Power shall be entitled to enter into the above mentioned transactions, provided that the new debt shall not be adjusted applying the CER and that it shall result in an improvement whether related to the amount or the term of the transaction.

LAW 23,928
(English Translation)

Article 4

The monetary base shall be backed up to a hundred per cent (100%) by the reserves held by Banco Central de la República Argentina in gold and foreign exchange. If reserves are invested in deposits, other interest bearing transactions or domestic or foreign public securities payable in gold, precious metals, United States Dollars or other similarly strong foreign currency, they shall be computed at market values for all purposes under this law.

Article 5

Banco Central de la República Argentina shall reflect in its balance sheet and financial statements the amount, composition and investment of reserves, on the one hand, and the amount and composition of the monetary base, on the other. Any reserves above the percentage established in Article 4, shall be deemed freely available reserves.

Article 6

Any assets forming part of the reserves mentioned in the preceding articles may not be attached and may only be applied to the purposes established hereunder. Additionally, reserves, up to the percentage established in Article 4, constitute an ordinary pledge over the monetary base. The monetary base in Pesos is conformed by money in circulation plus sight deposits of financial entities with Banco Central de la República Argentina, on current account or special accounts.

Freely available reserves may be applied to payment of obligations incurred with international financial institutions and to payment of National State’s public debt service obligations.

PRESIDENTIAL DECREE NO. 1,344 DATED OCTOBER 4, 2007
(English Translation)

Article 63

The Coordinating Agency shall fix and determine the opportunity and financial characteristics of public credit instruments referred to in Article 57 of the law governing issuances and placements by the Central Administration, and shall proceed to issue thereof under the terms, for the purposes and up to the amounts set forth in the Budget Law pertaining to the fiscal year in question or in a specific law, and shall carry out such transactions, for which purposes it is hereby empowered to:

(a) Provide for the issuance and placement of treasury bills, under the terms, for the purposes and up to the amounts set forth in the Budget Law pertaining to the fiscal year in question, as provided for under Articles 57(b) and 82 of said law.

(b) Establish methods and procedures of placement and/or sale of the respective transactions, in accordance with existing practices.

(c) Determine the nominal value of transactions, the currency of denomination, dates of issuance and maturity, interest rate, interest period and calculation method, and domestic and foreign markets where such instruments shall be offered and listed, and provisions regarding early redemption thereof.

(d) Designate financial institutions that shall act on its behalf and shall be in charge of arranging the relevant public credit transactions.

(e) Enter with foreign agencies, financial institutions, self-regulated markets or organizations that provide information and compensation services with respect to financial transactions, or with any other domestic or foreign individual or legal entity, any and all agreements or contracts necessary for the registration and/or placement and/or sale of the relevant transactions.

(f) Agree the terms under which financial institutions acting as dealers shall undertake to purchase instruments to be offered and to place thereof in the market, as well as the mechanisms to provide information on the method for placement of the relevant bonds, the distribution of purchase orders among the different participants and other relevant decisions associated with the operation of the market.

(g) Agree, recognize and pay to participating agents and financial institutions, any fees eventually due on account of services rendered under usual market conditions and pay any expenses incurred by them.

(h) Establish guidelines to ensure transparency and prevent primary and secondary market manipulation with respect to instruments referred to under Article 57, paragraphs (a) and (b), of the law.

(i) Request domestic or foreign stock exchanges and securities markets to list instruments referred to under Article 57, paragraphs (a) and (b), of the law.

(j) Require those markets on which instruments referred to under Article 57, paragraphs (a) and (b), of the law are listed, to provide real-time information on any transactions carried out, including the name of participating entities.

(k) Request the Registrar to obtain from holders of registered accounts, and solely for statistical purposes, information on the place of residence of holders of registered positions in their accounts.

(l) In conjunction with self-regulated markets, participate in all actions related to the regulation and implementation of derivative transactions to be carried out with instruments referred to under Article 57, paragraphs (a) and (b), of the law.

(m) Hire abroad the services of internationally recognized law firms in order to obtain legal advice on public credit matters, as may be necessary to assist the National State.

(n) Authorize such officers as may be from time to time designated, to sign any documents necessary to carry out these transactions.

PRESIDENTIAL DECREE NO. 1953, DATED DECEMBER 9, 2009
(English Translation)

Article 1

The Ministerio de Economía y Finanzas Públicas is hereby empowered, through the Organo Responsable de la Coordinación de los Sistemas de Administración Financiera del Sector Público Nacional to register the Republic of Argentina’s  public debt program with the Securities And Exchange Commission (SEC) of the United States of America, in a nominal amount up to that authorized under Article 3 hereunder.

Article 3

The Ministerio de Economía y Finanzas Públicas, through the Organo Responsable de la Coordinación de los Sistemas de Administración Financiera del Sector Público Nacional is hereby empowered to include under any necessary agreements to be subscribed with third parties collaborating or partipating in the issue process, or in the placement and marketing, and further management of  the National public securities in international financial markets, as well as in the terms of issuance of  said public debt instruments in an amount up to UNITED STATES DOLLARS FIFTEEN BILLION NOMINAL VALUE (N/V US$ 15,000,000,000), clauses providing for the extension of venue in favor of state and federal courts located in the city of New York, United States of America, and the waiver to oppose sovereign immunity defense, solely in connection with the venue being extended, non-attachment or immunity from seizure being expressly maintained relating to:

a) property entitled to the privileges and immunities of the Vienna Convention on Diplomatic Relations of 1961.

b) property not used for commercial activity that is entitled to the immunities provided under any applicable law, including without limitation, the United States Foreign Sovereign Immunities Act.

c) assets that constitute freely available reserves under Sections 5 and 6 of Law No. 23.928, as amended.

d) property in the public domain located in the territory of the Republic of Argentina that falls within the purview of Sections  2337 and 2340 of the Civil Code of Argentina.

e) property located in or outside the territory of the Republic of Argentina that provides an essential public service.

f) the amounts, securities or any other methods of financial earmarked for the Public Sector’s budgetary performance, whether in the form of cash, bank deposits, securities, bonds issued, third party obligations’ portfolio, and for most purposes any other methods of payment which is used to cover expenses contemplated under the National General Budget, including provisions under articles 131 through 136 of the Supplementary Permanent Law of the Budget  No. 11.672 (consolidated text 2005).

g) property used by a diplomatic, or consular or government missions of the Republic of Argentina.

h) property of a military character or under the control of a military authority or defense agency of the Republic of Argentina.